Exhibit (a)(1)(D)

Offer To Purchase for Cash

All Outstanding A Ordinary Shares and

All Ordinary Shares Outstanding at Any Time during the Offer, Including Those Ordinary Shares Represented by American Depositary Shares

of

Denison International plc

at

$24.00 Net Per A Ordinary Share

$24.00 Net Per Ordinary Share, Including Those Represented by

American Depositary Shares

by

Parker-Hannifin Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 A.M., NEW YORK

CITY TIME, ON THURSDAY, JANUARY 22, 2004, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

December 19, 2003

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by Parker-Hannifin Corporation, an Ohio corporation (“Parker”), to act as Information Agent in connection with Parker’s offer to purchase all of the outstanding A Ordinary Shares, £8.00 par value per share (the “A Ordinary Shares”), and all of the Ordinary Shares, $0.01 par value per share (the “Ordinary Shares”) outstanding at any time during the Offer (as defined below), including those represented by American Depositary Shares each representing one Ordinary Share (“ADSs,” and together with the A Ordinary Shares and the Ordinary Shares, the “Shares”), of Denison International plc, a public limited company organized under the laws of England and Wales (“Denison”), at a purchase price of $24.00 per Share net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Offer To Purchase and the related Letter of Transmittal and Form of Acceptance (which, together with any amendments or supplements thereto, collectively constitutes the “Offer”) enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your nominee.

Enclosed herewith for your information and for forwarding to your clients are copies of the following documents:

1.     Offer To Purchase, dated December 19, 2003.

2.     Letter of Transmittal to be used by holders of ADSs to tender ADSs and accept the Offer and for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, which provides information relating to backup U.S. federal income tax withholding. Manually signed facsimile copies of the Letter of Transmittal may be used to tender ADSs.

3.     Form of Acceptance to be used by your clients for tendering A Ordinary Shares and Ordinary Shares that are not represented by ADSs pursuant to the Offer.

4.     Notice of Guaranteed Delivery for ADSs to be used to accept the Offer if the American Depositary Receipts evidencing the ADSs (the “ADRs”) and all other required documents are not immediately available or cannot be delivered to Mellon Investor Service LLC (the “Depositary”) on or before the Expiration Date (as defined in the Offer To Purchase) or if the procedures for book-entry transfer cannot be completed on a timely basis.

5.     A form of a letter that may be sent to your clients for whose accounts you hold ADSs registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

6.     A letter to holders of Shares (“Shareholders”) from J. Colin Keith, Chairman of the Board of Directors of Denison, together with a Solicitation/Recommendation Statement on Schedule 14D-9.

7.     Return envelope addressed to the Depositary.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 8:00 a.m., New York City time, on Thursday, January 22, 2004, unless the Offer is extended or earlier terminated.

Please note the following:

1.     The purchase price is $24.00 per Share net to the seller in cash, without interest, on the terms and subject to the conditions set forth in the Offer.

2.     The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn before the Expiration Date (as defined in the Offer To Purchase) not less than 90% of the Ordinary Shares, including those represented by ADSs, on a fully diluted basis, and not less than 90% of the A Ordinary Shares on a fully diluted basis. Parker may, however, lower the percentages required to meet this condition but not below a majority of the outstanding voting power of the Shares on a fully diluted basis.

3.     The Offer is being made for all Shares outstanding at any time during the Offer.

4.     Shareholders tendering ADSs will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of ADSs by Parker pursuant to the Offer. However, U.S. federal income tax backup withholding at a rate of 28% may be required, unless an exemption is provided or unless the required tax identification information is provided. See Instruction 10 of the Letter of Transmittal.

5.     The Offer and withdrawal rights will expire at 8:00 a.m., New York City time, on Thursday, January 22, 2004, unless the Offer is extended or earlier terminated.

6.     The Board of Directors of Denison has unanimously (a) approved and adopted the Acquisition Agreement, dated as of December 7, 2003 (the “Acquisition Agreement”), by and between Parker and Denison and the transactions contemplated by the Acquisition Agreement, including the Offer, (b) recommended that shareholders of Denison accept the Offer and tender their Shares pursuant to the Offer, and (c) determined that the Acquisition Agreement and the transactions contemplated by the Acquisition Agreement, including the Offer, are fair to, and in the best interests of, the shareholders of Denison.

7.     Notwithstanding any other provision of the Offer, payment for ADSs accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) ADRs evidencing ADSs or a timely Book-Entry Confirmation (as defined in the Offer To Purchase) with respect to such ADSs pursuant to the procedures set forth in the Offer To Purchase, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed with any required signature guarantees (or, in the case of book-entry transfers, an Agent’s Message (as defined in the Offer To Purchase)), and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering Shareholders at the same time depending upon when ADRs for or confirmations of book-entry transfer of such ADSs are actually received by the Depositary.

In order to tender into the Offer, (i) a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof) and any required signature guarantees (or, in the case of book-entry transfers, an Agent’s Message) and any other required documents should be sent to the Depositary, and (ii) either ADRs evidencing the tendered ADSs or a timely Book-Entry Confirmation should be delivered to the Depositary in accordance with the instructions set forth in the Letter of Transmittal and the Offer To Purchase.

If Shareholders wish to tender their ADSs, but it is impracticable for them to forward the ADRs evidencing such ADSs or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 — “Procedure for Tendering Shares” of the Offer To Purchase.

Parker will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent or the Depositary, as described in the Offer To Purchase) for soliciting tenders of Shares pursuant to the Offer. Parker will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Parker will pay or cause to be paid any stock transfer taxes payable on the transfer of the Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

The Offer is made solely by the Offer To Purchase, the related Letter of Transmittal and Form of Acceptance and an advertisement to be published on December 19, 2003 in the Financial Times and is being made to all holders of Shares. The Offer is not being made to (other than by such advertisement) (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Parker by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

The Offer is not being made, directly or indirectly, in or into, or by use of the mails or other means of instrumentality (including, without limitation, telephonic or electronic) of interstate or foreign commerce of, or any facilities of a national securities exchange of, Australia, Canada or Japan and will not be capable of acceptance by such use, means, instrumentality or facilities or from Australia, Canada or Japan. Accordingly, neither the Offer To Purchase nor the Letter of Transmittal or Form of Acceptance (or any related offering documentations) is being mailed or otherwise distributed or sent in or into Australia, Canada or Japan.

The Offer To Purchase is not being distributed or sent, into or from Australia, Canada or Japan. Persons reading the Offer To Purchase (including, without limitation, custodians, nominees and trustees) must not distribute or send the Offer To Purchase or the Letter of Transmittal or Form of Acceptance (or any related offering documentation) in, into or from Australia, Canada or Japan or use Australian, Canadian or Japanese mails for any purpose, directly or indirectly, in connection with the Offer and doing so may invalidate any purported acceptance of the Offer.

Any inquiries you may have with respect to the Offer should be addressed to Georgeson Shareholder Communications Inc., the Information Agent, at the addresses and telephone numbers set forth on the back cover of the Offer To Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

Very truly yours,

Georgeson Shareholder Services Inc.

Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of Parker, Denison, the Information Agent, the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.

3